Exhibit 99.1

GLEACHER & COMPANY ANNOUNCES SECOND QUARTER RESULTS WITH NET REVENUES OF $61.3 MILLION

NEW YORK, N.Y., August 2, 2011 — Gleacher & Company, Inc. (Nasdaq: GLCH) reported today financial results for the quarter ended June 30, 2011.   The Company will hold a conference call today, August 2, 2011, at 10:00 A.M. (EDT) (See Conference Call Information below) to discuss these results.

Results for the three and six months ended June 30, 2011 and June 30, 2010

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Revenues (including net interest income):	2011	2010	2011	2010
Net revenues	$61,308	$54,533	$155,967	$133,836
Loss before income taxes (GAAP)	(12,328)	(7,037)	(63)	(9,091)
Add back / (Deduct):
Impairment of goodwill and intangible assets(1)	14,311	—	14,311	—
Gain on bargain purchase — ClearPoint Funding, Inc. acquisition (2)	—	—	(2,330)	—
Compensation expense (3)	1,685	—	1,685	13,306
Lease termination expense (4)	—	3,190	—	3,190
Adjusted income / (loss) before income taxes (Non-GAAP)	$3,668	$(3,847)	$13,603	$7,405

(1)          Represents the impairment of goodwill and intangible assets related to the Equities division.

(2)          Represents a gain upon the acquisition of ClearPoint Funding, Inc. that closed on January 3, 2011.

(3)          Represents compensation expense recorded in the second quarter of 2011 associated with the resignation of the former interim Chief Executive Officer (“CEO”) and compensation expense recorded in the first quarter of 2010 associated with the departures of the former CEO and the former Chief Financial Officer (“CFO”) of which $12.7 million was a non-cash expense.

(4)          Represents a charge for the termination of a lease as part of the consolidation of our New York City offices recorded during the second quarter of 2010.

Results of the second quarter include:

•                  Net revenues of $61.3 million for the second quarter of 2011, compared to $54.5 million for the second quarter of 2010.

•                  Second quarter loss before income taxes of $12.3 million and loss per share of $0.09, which includes a $14.3 million charge for the write-off of goodwill and intangible assets related to the 2008 purchase of American Technology Research Holdings, Inc.

(“AmTech”) acquired as part of the reorganization of our Equities division as well as $1.7 million of compensation expense related to the resignation of the interim CEO (GAAP).  Excluding these items, the Company would have reported income before income taxes of $3.7 million and fully diluted earnings per share of $0.02 (non-GAAP).

•                  Repurchased 2.2 million shares of Gleacher common stock under the Company’s previously announced share repurchase program.

•                  Thomas J. Hughes assumed the office of Chief Executive Officer of the Company and was elected to the Board of Directors.

In addition, on July 18, 2011, John Griff assumed the office of Chief Operating Officer of the Company.

Mr. Hughes, reflecting on his first three months as CEO, said, “I believe in the considerable potential that exists for Gleacher & Company, and I believe we can position the Company to generate consistent profitability.  Our management team has built outstanding capabilities, and we are committed to maximizing the value of those resources. Working with our senior managers and a consultant well versed in our industry, we have begun a strategic review of all of our businesses.  We will position the Company to take better advantage of the opportunities available to us, and to produce greater returns for all our stakeholders.”

Eric J. Gleacher, Chairman, said, “I have been impressed with Tom’s expertise, vision, and leadership skills, and I know he is the right person to lead our Company.  He will make the changes necessary to drive our Company to growth and profitability.  He has my full support in this endeavor.”

Overview of Financial Results for the Three Months Ended June 30, 2011 and June 30, 2010

Unaudited Consolidated Statements of Operations

 (In thousands, except per share amounts)

	Three Months Ended June 30,
	2011	2010
Revenues:
Principal transactions	$32,560	$33,035
Commissions	4,109	5,139
Investment banking	10,042	6,827
Investment gains / (losses), net	368	(1,662)
Interest	14,885	12,379
Fees and other	2,401	1,575
Total revenues	64,365	57,293
Interest expense	3,057	2,760
Net revenues	61,308	54,533
Expenses (excluding interest):
Compensation and benefits*	40,298	44,875
Impairment of goodwill and intangible assets	14,311	—
Clearing, settlement and brokerage	5,871	1,684
Communications and data processing	3,903	3,533
Occupancy, depreciation and amortization	2,478	5,671
Selling	2,281	1,273
Other	4,494	4,534
Total expenses (excluding interest)	73,636	61,570
Loss before income taxes	(12,328)	(7,037)
Income tax benefit	(1,322)	(1,800)
Net loss	$(11,006)	$(5,237)

Per share data:
Basic loss	$(0.09)	$(0.04)
Dilutive loss	(0.09)	(0.04)
Weighted average shares of common stock:
Basic	124,061	121,228
Diluted	124,061	121,228

*Compensation and benefits detail:
Salary, bonus and benefits	$34,419	$37,433
Earnout associated with BNY transaction	1,702	2,466
Employee stock-based compensation	4,177	4,976
Total	$40,298	$44,875

Discussion of operating results for the three months ended June 30, 2011 compared to the three months ended June 30, 2010

Net revenues for the second quarter of 2011 were $61.3 million, an increase of $6.8 million, or 12 percent, from $54.5 million in the second quarter of 2010.  Pre-tax loss in the second quarter was $12.3 million compared to a pre-tax loss of $7.0 million in the prior year quarter.  The 2011 second quarter pre-tax loss includes a $14.3 million expense related to the write-off of goodwill and intangibles related to our Equities division as well as $1.7 million in compensation expense associated with the resignation of the former interim CEO.  The 2010 second quarter pre-tax loss includes $3.2 million of occupancy expense related to the termination of a lease as part of the consolidation of our office space in New York City.

Revenues from principal transactions and commissions were $36.7 million in the second quarter of 2011, a decrease of $1.5 million, or 4 percent, compared to the second quarter of 2010, primarily due to decreased revenues of $4.4 million in corporate bonds and $2.5 million in mortgage and asset backed securities, which were offset by $6.0 million in revenues related to ClearPoint, a residential non-depository mortgage bank, which we acquired in January 2011.  Investment banking revenues increased $3.2 million compared to the second quarter of 2010 to $10.0 million, due to an increase in advisory activity.  The change in value of our investment in the FATV fund led to an investment gain of $0.4 million in the second quarter of 2011 compared to an investment loss of $1.7 million in the second quarter of 2010.  Net interest income increased by $2.2 million over the second quarter of 2010 to $11.8 million in the second quarter of 2011, due to higher average inventory levels which were partially offset by lower coupon interest received.  In addition, the second quarter of 2010 includes interest expense of $2.0 million related to our mandatorily redeemable preferred stock, which was redeemed on September 28, 2010.  Fees and other revenues of $2.4 million increased $0.8 million primarily due to fees earned in connection with the mortgage lending activities of ClearPoint.

Non-interest expenses for the second quarter of 2011 of $73.6 million increased $12.1 million, or 20 percent, compared to $61.6 million in the second quarter of 2010.  In the second quarter of 2011, compensation and benefits expense was $40.3 million, a decrease of $4.6 million, or 10 percent, over the prior year quarter due to a change in the composition of our revenues and lower variable compensation expense, which was partially offset by compensation expense of $1.7 million recorded due to the resignation of the former interim CEO, as well as compensation expense related to ClearPoint.  The second quarter includes a $14.3 million charge for the impairment of goodwill and intangible assets related to our Equities division as a result of the impact of the current market environment on the net revenues of the division coupled with the higher operating costs associated with the build out of our Equities platform, which was announced in the third quarter of 2010.  Clearing, settlement and brokerage costs were $5.9 million, an increase of $4.2 million, or 249 percent, compared to the prior year quarter due to costs associated with mortgage lending activities of ClearPoint and the build out of our Equities platform.  Communications and data processing expense of $3.9 million increased by $0.4 million compared to the second quarter of 2010 due to enhancements to our communications systems and increased market data services expense.  Occupancy, depreciation and amortization expense of $2.5 million decreased $3.2 million, or 56 percent, compared to the second quarter of 2010 due to the previously mentioned $3.2 million charge associated with the termination of a lease.  Cost savings realized due to the consolidation of our offices were offset by occupancy expense related to ClearPoint.  Selling expense increased $1.0 million primarily due to expense in our ClearPoint division.  Other expenses remained unchanged at $4.5 million as a decrease in professional fees was offset by expenses associated with ClearPoint.

Overview of Financial Results for the Six Months Ended June 30, 2011 and June 30, 2010

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2011	2010
Revenues:
Principal transactions	$95,970	$79,341
Commissions	9,097	9,304
Investment banking	20,364	21,925
Investment gains / (losses), net	(318)	(1,512)
Interest	29,958	28,540
Gain from bargain purchase — ClearPoint Funding, Inc. acquisition	2,330	—
Fees and other	4,215	2,485
Total revenues	161,616	140,083
Interest expense	5,649	6,247
Net revenues	155,967	133,836
Expenses (excluding interest):
Compensation and benefits*	104,871	113,076
Impairment of goodwill and intangible assets	14,311	—
Clearing, settlement and brokerage	11,266	3,164
Communications and data processing	7,916	6,635
Occupancy, depreciation and amortization	4,693	7,917
Selling	3,963	2,468
Other	9,010	9,667
Total expenses (excluding interest)	156,030	142,927
Loss before income taxes	(63)	(9,091)
Income tax expense / (benefit)	3,739	(3,643)
Net loss	$(3,802)	$(5,448)

Per share data:
Basic loss	$(0.03)	$(0.05)
Dilutive loss	(0.03)	(0.05)
Weighted average shares of common stock:
Basic	123,825	120,546
Diluted	123,825	120,546

*Compensation and benefits detail:
Salary, bonus and benefits	$91,539	$83,941
Earnout associated with BNY transaction	4,009	5,590
Employee stock-based compensation	9,323	23,545
Total	$104,871	$113,076

Discussion of operating results for the first six months ended June 30, 2011 compared to the six months ended June 30, 2010

Net revenues for the first six months of 2011 were $156.0 million, an increase of $22.1 million, or 17 percent, from $133.8 million in the first six months of 2010.  Pre-tax loss in the first six months of 2011 was $0.1 million compared to a pre-tax loss of $9.1 million in the first six months of 2010.  The first six months of 2011 includes $14.3 million related to the impairment of goodwill and intangible assets associated with our Equities division and compensation expense of $1.7 million related to the resignation of our former interim CEO, partially offset by $2.3 million related to the bargain purchase gain recorded in association with our purchase of ClearPoint on January 3, 2011.  The first six months of 2010 includes compensation expense of $13.3 million related to the departures of the former CEO and the former CFO and $3.2 million in occupancy expense related to the termination of a lease as part of the consolidation of our office space in New York City.

Revenues from principal transactions and commissions were $105.1 million in the first six months of 2011, an increase of $16.4 million, or 19 percent, compared to the first six months of 2010, primarily due to increased revenues of $13.4 million in mortgage and asset backed securities and the addition of $11.5 million from ClearPoint, which were partially offset by a decrease of $8.6 million in corporate bonds.  Investment banking revenues decreased $1.6 million compared to the first six months of 2010 due to a decrease in capital markets activity.  The change in the value of our investment in the FATV fund resulted in investment losses of $0.3 million in 2011 compared to investment losses of $1.5 million in the first six months of 2010.  Net interest income increased by $2.0 million over the first six months of 2011 to $24.3 million from $22.3 million for the first six months of 2010, due to higher average inventory levels which were partially offset by lower coupon interest received.  In addition, the six months ended June 30, 2010 included interest expense related to our mandatorily redeemable preferred stock which was redeemed on September 28, 2010.  Fees and other revenues of $4.2 million increased by $1.7 million compared to the first six months of 2010, primarily due to fees earned on mortgage lending revenues generated by ClearPoint.

Non-interest expenses for the first six months of 2011 of $156.0 million increased $13.1 million, or 9 percent, compared to $142.9 million in the first six months of 2010.  In the first six months of 2011, compensation and benefits expense was $104.9 million, a decrease of $8.2 million, or 7 percent, over the first six months of 2010.  Compensation expense during the first six months of 2011 includes $1.7 million due to the resignation of the former interim CEO while the first six months of 2010 includes a $13.3 million expense associated with the departures of the former CEO and the former CFO.  Compensation and benefits expense also decreased due to lower variable compensation expense.  The first six months of 2011 includes the previously discussed $14.3 million charge for the impairment of goodwill and intangible assets related to our Equities division.  Clearing, settlement and brokerage costs were $11.3 million, an increase of $8.1 million, or 256 percent, compared to the first six months in 2010 primarily due to fees payable to brokers related to the mortgage lending activities of ClearPoint.  Communications and data processing expense of $7.9 million increased by $1.3 million compared to the first six months of 2010 due to enhancements to our communication systems and increased market data services expense.  Occupancy, depreciation and amortization expense of $4.7 million decreased $3.2 million compared to the first six months of 2010 primarily due to $3.2 million of expense recorded during the six months ended June 30, 2010 related to the termination of a lease as part of the consolidation of our office space in New York City.  Cost savings realized in 2011 due to the consolidation of our offices in New York City were offset by occupancy expense associated with ClearPoint.  Selling expense for the six months ended June 30, 2011 increased $1.5 million primarily due to the expenses related to ClearPoint.  Other expenses of $9.0 million, decreased $0.7 million compared to $9.7 million in the first six months of 2010 primarily due to a decrease in professional service fees, which was partially offset by expenses related to ClearPoint.

Unaudited Consolidated Statements of Financial Condition

(In thousands, except per share amounts)

	June 30,	December 31,
As of	2011	2010
Assets
Cash and cash equivalents	$46,436	$40,009
Cash and securities segregated for regulatory purposes	4,000	100
Securities purchased under agreements to resell	303,000	86,484
Receivables from:
Brokers, dealers and clearing organizations	21,787	25,721
Related parties	1,307	2,245
Others	18,460	18,283
Financial instruments owned, at fair value	1,241,745	1,281,243
Investments	16,098	18,084
Office equipment and leasehold improvements, net	7,505	6,653
Goodwill	96,766	105,694
Intangible assets	9,457	15,565
Income taxes receivable	13,468	14,782
Deferred tax assets, net	30,028	34,154
Other assets	11,186	8,915
Total Assets	$1,821,243	$1,657,932
Liabilities and Stockholders’ Equity
Liabilities
Payables to:
Brokers, dealers and clearing organizations	$1,020,905	$1,101,440
Related parties	5,019	4,986
Others	2,291	2,347
Securities sold under agreements to repurchase	191,449	—
Securities sold, but not yet purchased, at fair value	154,189	112,275
Secured borrowings	60,557	—
Accrued compensation	23,526	74,202
Accounts payable	2,990	1,161
Accrued expenses	9,331	7,595
Income taxes payable	3,671	3,468
Deferred tax liabilities	2,377	3,390
Subordinated debt	801	909
Total Liabilities	1,477,106	1,311,773
Stockholders’ Equity
Common stock; $.01 par value; authorized 200,000 shares; issued 133,715 and 131,458 shares; and outstanding 127,832 and 130,810 shares; in each case, at June 30, 2011 and December 31, 2010, respectively	1,337	1,315
Additional paid-in capital	462,144	449,754
Deferred compensation	161	276
Accumulated deficit	(107,565)	(103,763)
Treasury stock, at cost (5,883 shares and 648 shares at June 30, 2011 and December 31, 2010, respectively)	(11,940)	(1,423)
Total Stockholders’ Equity	344,137	346,159
Total Liabilities and Stockholders’ Equity	$1,821,243	$1,657,932

Income Tax Note

The Company’s effective income tax rate for the three months ended June 30, 2011 of 10.7% resulted in an income tax benefit of approximately $1.3 million.  Non-deductible discrete items primarily associated with the write-off of goodwill related to the Equities division reduced the effective income tax rate by 32.6%.  The Company’s effective income tax rate excluding discrete items was 43.3% for the period which differs from the federal statutory tax rate of 35% primarily due to state and local taxes.

The Company recorded income tax expense of approximately $3.7 million for the six months ended June 30, 2011, which reflects the nondeductible nature of the write-off of goodwill related to the Equities division and a re-measurement of net deferred tax assets due to a change in estimate of our apportioned statutory income tax rate, partially offset by a benefit related to the ClearPoint bargain purchase gain.  The Company’s effective income tax rate, including discrete items, is not meaningful as the discrete items distort the effective rate due to pre-tax results being close to break-even for the period.  The Company’s effective income tax rate excluding discrete items was 43.9% for the period which differs from the federal statutory tax rate of 35% primarily due to state and local taxes.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures that the Company believes can enhance an investor’s evaluation of the Company’s operating results.

Adjusted income before income taxes, stated previously in this press release, is a non-GAAP financial measure.  For the three and six months ended June 30, 2011, we calculated this number by deducting from our GAAP loss before income taxes, the bargain purchase gain associated with our acquisition of ClearPoint recorded in the first quarter 2011, and added back the impairment of goodwill and intangible assets related to the 2008 purchase of AmTech acquired as part of the reorganization of our Equities division and the compensation expense associated with the resignation of our former interim CEO, which were both recorded in the second quarter of 2011.  For the three and six months ended 2010, we calculated this number by adding back to our GAAP loss before income taxes, the expense recorded in the second quarter related to terminating our lease at 12 East 49th Street in midtown Manhattan as part of the consolidation of our office locations in New York City, and the severance expense, related employee benefits and the remaining stock based compensation amortization for the former CEO and the former CFO since the respective dates of their departures that was recorded in the first quarter of 2010.

Fully diluted earnings per share, adjusted for the write-off of goodwill and intangible assets related to the Equities division, as well as the compensation expense related to the resignation of the interim CEO is a non-GAAP financial measure.  To arrive at adjusted net income for purposes of calculating adjusted fully diluted earnings per share, we multiplied adjusted income before income taxes, discussed above, by 43.3% which is the Company’s effective income tax rate excluding discrete items and subtracted this amount from adjusted income before income taxes.  Adjusted net income was then divided by approximately 130.6 million shares, the

Company’s weighted average fully diluted shares of common stock, determined as if the Company reported net income for the second quarter of 2011.

Conference Call Information

The Company will hold a conference call today, August 2, 2011, at 10:00 A.M. (EDT).  This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.gleacher.com, as well as through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site.  To participate on the call, please dial 888.679.8038 for domestic calls or 617.213.4850 for international calls, participant passcode 68511897 or request the Gleacher & Company earnings call.  For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 for domestic calls or 617.801.6888 for international calls, participant passcode 54313746.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent, full service investment bank that provides corporate and institutional clients with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as securities brokerage services, and, through a new subsidiary, engages in residential mortgage lending. For more information, please visit www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.  The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and demand for the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission.  It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

Our business and the forward looking statements we make in this press release could be greatly impacted by the actions taken by the federal government with regard to increasing the debt ceiling.  The resolution of this issue could lead to volatility in the financial markets and significantly and adversely affect our business.

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Halldin Public Relations
Thomas J. Hughes	Sofia Gutierrez
Chief Executive Officer	916.781.0648
212.273.7100